As filed with the Securities and Exchange Commission on January 22, 2010

Registration No. 333-161945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

98-0509431
(I.R.S. Employer Identification No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian District, Shenzhen, China 518034
(86) 755-8351-0888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guoshen Tu
Chairman and CEO
13/F, Shenzhen Special Zone Press Tower Shennan Road
Futian District, Shenzhen, China 518034
(86) 755-8351-0888
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

With copies to:

Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Esq.
Thomas M. Shoesmith, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
(202) 663-8000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

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If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

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On September 16, 2009, China Security & Surveillance Technology, Inc. (the “Company”) filed a Registration Statement on Form S-3 (File No. 333-161945) (the “Registration Statement”) with the Securities and Exchange Commission, which was declared effective on September 25, 2009. The Registration Statement registered the resale, from time to time, of 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable upon conversion of the Company’s Tranche A Zero Coupon Guaranteed Senior Unsecured Convertible Notes in the aggregate principal amount of $50.0 million (the “Convertible Notes”). The Shares were registered to permit resales of such Shares by the selling stockholder, as named in the Registration Statement, who acquired the Convertible Notes in a private placement completed on September 2, 2009.

In accordance with the undertaking of the Company contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the Shares that were previously registered under the Registration Statement, but remain unsold as of the date hereof. As of the date of this filing, 5,000,000 Shares remain unsold under the Registration Statement. The Company is seeking to deregister these Shares because, pursuant to a Notes Purchase Agreement, dated October 22, 2009, by and between the Company and the selling stockholder, the Company has repurchased the Convertible Notes for a total consideration of $47.5 million. As a result, the Convertible Notes have been cancelled. The Registration Statement is hereby amended to reflect the deregistration of these 5,000,000 Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this post-effective amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China on January 22, 2010.

China Security & Surveillance Technology, Inc.

By: /s/ Guoshen Tu
Guoshen Tu
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment No. 1 to registration statement has been signed below by the following persons in the capacities indicated on January 22, 2010.

SIGNATURE	TITLE

/s/ *	Chairman, Chief Executive Officer and Director
Guoshen Tu	(Principal Executive Officer)

/s/ Terence Yap	Chief Financial Officer and Director
Terence Yap	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Director
Runsen Li

/s/ *	Director
Peter Mak

/s/ *	Director
Robert Shiver

* By :	/s/ Terence Yap
Terence Yap
Attorney-in-Fact